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                                                                    EXHIBIT 21.1

                            Subsidiaries of SmarTalk


Cardinal Voicecard Limited

Conquest Operator Services (U.K.) Ltd.

Creative Network Marketing, Inc.

GTI Telcom, Inc.

SmarTalk (Delaware) Corporation

SmarTalk TeleServices (U.K.) Ltd.

SmarTel, Inc.

SmarTel Communications, Inc.

SmarTel Communications of Virginia, Inc.

SmarTel International, Inc.

SMTK Acquisition Corp., a Delaware Corporation

SMTK Acquisition Corp., a Florida Corporation

SMTK Acquisition Corp. II

SMTK Acquisition Corp. III

SMTK NY-1 Corp.